Exhibit 99.1

PRESS RELEASE

CHARLOTTE CAPITAL CORP. ANNOUNCES CLOSE OF ITS INITIAL PUBLIC OFFERING

LAS VEGAS, NEVADA -- Charlotte Capital Corp. (the Company), a Nevada corporation, is pleased to announce it has started material negotiations with the principals of Equities.com, Inc., Equities.com, Inc., the Global Financial Network and the world's premiere social community for self-directed investors, (hereinafter referred to as "Equities.com") with the hope of signing a definitive agreement to acquire Equities upon completing the proper due diligence.

Equities.com, the Global Financial Network and the world's premiere social community for self-directed investors, is building the first worldwide news, data, research, education and social networking platform that will provide a complete paradigm shift for interaction between visitors and members as well as the exchanges, public companies and market sectors it serves.

Incorporated on March 8, 2011, Equities.com is the premiere social network and comprehensive resource center for the self-directed investors from around the world covering a broad spectrum of investment types and market sectors, including but not limited to Stocks, ADRs, ETFs, Mutual Funds, Options, Futures and Commodities from approximately 300 Exchanges around the world.

About Charlotte Capital Corp.

Charlotte Capital Corp., a development stage company, intends to seek, investigate, and acquire an interest in a business. The company was founded in 2011 and is based in Henderson, Nevada. Charlotte Capital Corp. recently closed its initial public offering pursuant to an effective Form S-1 Registration Statement with the Securities and Exchange Commission and is now in the process of locating an acquisition opportunity which is its main business purpose.

About Equities.com. Inc.

Equities.com is a worldwide social networking site, empowering investors with editorial, news, data, and resources for smart, successful investing. The platform dually functions as an avenue for public companies to control and disseminate their message to an audience of engaged investors via a comprehensive online profile and powerful social media tools. To access the Equities.com social networking platform, My-Fi (My Financial Network) click here

Forward-Looking Statements

Statements in this press release other than statements of historical fact, including statements regarding the company’s plans, beliefs, and estimates as to projected market size are “forward-looking statements.” Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the company’s SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent of obligation to update these forward-looking statements. Accordingly, readers should not place undue reliance on statements containing forward looking information. Investors are urged to consider closely the disclosures as contained in our filings with the Securities and Exchange Commission, especially our Form 10-K (Annual Report under Section 13 or 15(d) of the Securities and Exchange Act of 1934) which is available at www.sec.gov.

For More Information:

Contact: Ted D. Campbell II

Corporate Regulatory Services, Inc.

Crs.Filings@gmail.com
210-913-5497

Henry Truc

Executive Editor
www.equities.com
501 Colorado Ave. #170
Santa Monica, CA 90401
Phone: 310-256-3596
Email: henry@equities.com

The Equities Group

David Bernard-Chairman

310.413.5788

david@equities.com